Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-130877, 333-127339, 333-71860, 333-71862, 333-93715, 333-93717, 333-89529 and 333-89533) of our reports dated April 2, 2007, relating to the consolidated financial statements of Tween Brands, Inc. and subsidiaries (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, on January 29, 2006), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Tween Brands, Inc. and subsidiaries for the fiscal year ended February 3, 2007.
/s/ Deloitte & Touche LLP
Columbus, Ohio
April 2, 2007

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